Exhibit 99.4
JOINT FILING AGREEMENT

            In  accordance  with  Rule  13d-1(k)(1)(iii)  under  the  Securities Exchange  Act of 1934,  as amended,  the persons  named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated May 2, 2014 (including amendments thereto) with respect to the Common Stock of Good Times Restaurants Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:	May 7, 2014

REST Redux, LLC By: REIT Redux GP, LLC, Member By: _/s/ Robert Stetson_______________ Robert Stetson President	REIT Redux, LP By: REIT Redux GP, LLC, its general partner By: _/s/ Robert Stetson_______________ Robert Stetson President
REIT Redux GP, LLC By: _/s/ Robert Stetson_______________ Robert Stetson President	Robert Stetson By: _/s/ Robert Stetson_______________ Robert Stetson
David Martin West Asset Trust By: _/s/ David West _______________ David West Trustee	David West By: _/s/ David West _______________ David West
B.T. Interest, Ltd. By: _/s/ Lonnie B. Whatley III_________ Lonnie B. Whatley Manager	Lonnie B. Whatley III By: _/s/ Lonnie B. Whatley III_________ Lonnie B. Whatley III
The Kropp 2010 Family Trust By: _/s/ James H. Kropp ______ James H. Kropp Trustee	James H. Kropp By: _/s/ James H. Kropp ______ James H. Kropp